EXHIBIT 99.1


Hycor Biomedical Inc. Reports Strong First Quarter Results;
Net Income up 68 Percent on Revenue Growth of 12 Percent

   GARDEN GROVE, Calif.--(BUSINESS WIRE)--April 27, 2004--Hycor Biomedical Inc. (Nasdaq:HYBD) today reported revenue for the first quarter of 2004 grew 12 percent to $5,469,000 from $4,878,000 recorded for the first quarter ended March 31, 2003. Net income for the period rose 68 percent to $557,000, or $0.06 per diluted share as compared to net income of $331,000, or $0.04 per diluted share for the first quarter ended March 31, 2003. The tax rate for the first quarter of 2004 was 31 percent versus a tax rate of approximately 12 percent for the first quarter of 2003.
   "We continue to focus on growing our core business," said J. David Tholen, president and chief executive officer of Hycor. "During the first quarter, we realized 19 percent growth in sales allergy diagnostics, 16 percent growth in sales of autoimmune diagnostics and 10 percent growth in sales of urinalysis products when compared to the same quarter in 2003. In addition, we strengthened our core business with the FDA for the Bayer and Beckman contract clearance of an additional autoimmune test. In the U.S., 30 products have now been cleared representing the broadest portfolio of automated autoimmune diagnostic tests available in the market. Internationally, we offer an even broader menu of 38 tests. Our R&D activities associated with our strategic agreements with Bayer Diagnostics and Beckman Coulter continue to progress and the balance sheet remains exceptionally strong with no debt," Tholen concluded.
   Activities associated with the merger with privately held Stratagene continue. The amended Registration Statement on Form S-4 was filed with the SEC on April 16, 2004. The statement has not yet been declared effective by the SEC.
   Hycor Biomedical Inc. discovers, develops, manufactures, and markets diagnostic products for a variety of human medical conditions. These products include high quality automated instrument and reagent systems that use blood samples to test for more than 1,000 different allergies and autoimmune disorders, and urinalysis controls and disposable products under the KOVA(R) brand, the market leader in standardized microscopic urinalysis. Hycor products are used by physicians and clinical laboratories all over the world to provide accurate, reliable test results. With headquarters in Garden Grove, and with facilities in Germany and Scotland, Hycor employs more than 140 people worldwide and serves customers in more than 50 countries. Visit Hycor Biomedical's Web site at http://www.hycorbiomedical.com.

   The matters discussed in this report are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from the results anticipated in the forward-looking statements. These risks and uncertainties include, but are not limited to, economic, competitive, governmental, and technological factors affecting the Company's operations, markets, products, services and prices, and other factors discussed in the Company's filings with the Securities and Exchange Commission.


                         HYCOR BIOMEDICAL INC.
                        CONSOLIDATED STATEMENTS
                              (Unaudited)

                                                    Three Months Ended
                                                         March 31,
INCOME STATEMENT                                       2004     2003

Product Sales                                         5,469    4,878
Cost of Sales                                         2,188    2,333

   Gross Profit on Sales                              3,281    2,545
Expenses                                              2,503    2,251

 Operating Income                                       778      294

Interest Expense                                          -        3
Interest Income                                          24       47
Foreign Exchange Gain                                    11       37

Net Income Before Taxes                                 813      375

Income Tax Provision                                    256       44

Net Income                                              557      331

Basic Earnings Per Share                               0.07     0.04

Diluted Earnings Per Share                             0.06     0.04

Weighted Average Shares - Basic                       8,112    8,049

Weighted Average Shares - Diluted                     8,594    8,161


                                                      March  December
BALANCE SHEET                                          31,      31,
                                                      2004     2003

Cash and Equivalents                                  7,396    6,621
Other Current Assets                                  8,552    8,346
Net Property and Equipment                            1,998    2,080
Other Assets, Net                                     1,583    1,585

                                                     19,529   18,632

Current Liabilities                                   2,765    2,420
Stockholders' Equity                                 16,764   16,212

                                                     19,529   18,632

Note: Dollars in thousands except earnings per share.


    CONTACT: Hycor Biomedical Inc., Garden Grove
             Reg Jones, 714-933-3000
             or
             EVC Group
             Douglas M. Sherk or Jennifer Beugelmans, 415-896-6820